Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We consent to the incorporation in this Amendment No. 4 to the Registration Statement on Form S-11 of our report dated October 23, 1998, relating to the balance sheet of Atlantic Preferred Capital Corporation as of September 30, 1998 and the statements of income, changes in stockholders' equity and cash flows for the period from inception, March 20, 1998, through September 30, 1998, and incorporation of our report dated February 6, 1998 relating to the consolidated balance sheets as of December 31, 1997 and 1996 of Atlantic Bank and Trust Company and its subsidiaries and the statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997.



                                                    /s/ WOLF & COMPANY, P.C.

                                                    WOLF & COMPANY, P.C.



Boston, Massachusetts
January 25, 1999